Exhibit 10.24

EXECUTION COPY

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of July 16, 2010, is made and entered into by and between SIRVA Mortgage, Inc., an Ohio corporation (the “Seller”) and U.S. Bank National Association (the “Buyer”).

RECITALS:

A. The Seller and the Buyer are parties to that certain Master Repurchase Agreement dated as of December 30, 2009 (the “Repurchase Agreement”).

B. The Seller and the Buyer now desire to amend certain provisions of the Repurchase Agreement as set forth herein.

AGREEMENT:

In consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.

Section 2. Amendments. The following amendments are made to the Repurchase Agreement:

2.1. A new definition is added to Section 1.2 of the Repurchase Agreement, in appropriate alphabetical order, to read in its entirety as follows:

“Earnings Credit Rate” means the earnings credit rate per month established by the Buyer for non-interest bearing demand deposits.

2.2. A new definition is added to Section 1.2 of the Repurchase Agreement, in appropriate alphabetical order, to read in its entirety as follows:

“HUD Compare Ratio” means the higher of the following two ratios: (1) the ratio of (a) the percentage of Seller’s Mortgage Loan originations under the FHA single family mortgage insurance program that defaulted in the first year after origination to (b) the percentage of all Mortgage Loan originations under the FHA single family mortgage insurance program that defaulted in the first year after origination, in each case nationally for all types of loans and periods of default, determined as set forth on HUD’s Neighborhood Watch/Early Warning System website (https://entp.hud.gov/sfnw/public/) and (2) the ratio of (a) the percentage of Seller’s Mortgage Loan originations under the FHA single family mortgage insurance program that defaulted in the first two years after origination to (b) the percentage of all Mortgage Loan originations under the FHA single family mortgage insurance program that defaulted in the first two years after origination, in each case nationally for all types of loans and periods of default, determined as set forth on HUD’s Neighborhood Watch/Early Warning System website (https://entp.hud.gov/sfnw/public/).

2.3. The definition of “Jumbo Mortgage Loan” in Section 1.2 of the Repurchase Agreement is amended to read in its entirety as follows:

“Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount but not more than Seven Hundred Fifty Thousand Dollars ($750,000).

2.4. The definition of “Termination Date” in Section 1.2 of the Repurchase Agreement is amended to read in its entirety as follows:

“Termination Date” means the earlier of (a) March 23, 2011, (b) the date when the Buyer’s Commitment is terminated and the Repurchase Prices for all Open Transactions become due and payable under Section 18.2, by order of any Governmental Authority or by operation of law or (c) the date on which the Buyer’s Commitment is reduced to zero pursuant to Section 2.3.

2.5. Section 4.2(d) is amended in its entirety to read as follows:

“(d) The Purchase Value for any Purchased Loan hereunder shall not be more than Seven Hundred and Fifty Thousand Dollars ($750,000).”

2.6. Section 5.4 is amended in its entirety to read as follows:

“5.4 Balances Deficiency Fees. If for any calendar month the Qualifying Balances maintained by the Seller with the Buyer is less than an amount equal to the average daily aggregate unpaid principal balance of the Balance Funded Segments owed to the Buyer during such calendar month (such deficiency being herein referred to as the “Balances Deficiency”), a fee (the “Balances Deficiency Fee”) shall accrue for said calendar month on the Balances Deficiency at a per annum rate equal to the greater of (a) average daily LIBOR Rate in effect during said calendar month and (b) the Earnings Credit Rate; and provided further, that if the Qualifying Balances maintained by the Seller with the Buyer for any calendar month exceeds the weighted average daily aggregate unpaid principal balance of the Balance Funded Segments held by the Buyer during such calendar month (such excess being defined herein as the “Balances Surplus”), then such Balances Surplus may be carried forward and applied to reduce the Balances Deficiency Fee in any succeeding calendar months (but not to any calendar month occurring in any subsequent calendar quarter), and the net positive amount of the Balances Deficiency Fee, if any, will be payable by the Seller at the end of each calendar year promptly after the Seller’s receipt of an invoice for such amount. At the Buyer’s sole discretion, the Balances Surplus may be carried forward from one calendar quarter to a subsequent calendar quarter, but in no event may the Balances Surplus be carried forward to the subsequent calendar year.”

2.7. Section 14.1(a)(xv) is amended in its entirety to read as follows:

“(xv) evidence satisfactory to the Buyer that the Seller has entered into an agreement with Citibank, N.A., or another financial institution acceptable to the Buyer in its sole discretion, providing mortgage warehouse financing in a committed amount of no less than Forty Million Dollars ($40,000,000).”

2.8. Section 16.4(g) is amended in its entirety to read as follows:

“(g) As soon as available and in any event no later than the first Business Day of the following week, the Seller’s internally generated “market position report” and a summary showing the Seller’s pipeline and inventory and, with respect to each Investor Commitment, the type, expiration date, price, interest rate and/or required yield, and the original amount or aggregate thereof and the portions thereof that have been utilized and the portions thereof that remain available, together with a calculation of the “weighted average price” of all Investor Commitments as of the end of such week”, in substantially the form attached hereto as Exhibit J or such other form as the Buyer shall request from time to time.

2.9. Section 17.14 is amended in its entirety to read as follows:

“17.14 Adjusted Net Income. As of the end of each month, the Seller’s net income, determined in accordance with GAAP, for the twelve months then ended shall not be less than One Dollar ($1.00).”

2.10. Section 17.15 is amended in its entirety to read as follows:

“17.15 Liquidity. The Seller’s Liquidity shall at all times be no less than Eight Million Dollars ($8,000,000).”

2.11. A new Section 17.20 is added to the Repurchase Agreement, to read in its entirety as follows:

“17.20. HUD Compare Ratio. As of the end of each month, the HUD Compare Ratio shall be no more than 1.50 to 1.00.”

2.12. Exhibit A to the Master Repurchase Agreement is hereby amended in its entirety to read as set forth in Exhibit A hereto.

2.13. Exhibit C to the Master Repurchase Agreement is hereby amended in its entirety to read as set forth in Exhibit C hereto.

2.14. A new Exhibit J to the Master Repurchase Agreement is hereby added to read as set forth in Exhibit J hereto.

2.15. A new Exhibit K to the Master Repurchase Agreement is hereby added to read as set forth in Exhibit K hereto.

2.16. Schedule AI to the Master Repurchase Agreement is hereby amended in its entirety to read as set forth in Schedule AI hereto.

2.17. Schedule 15.3 to the Master Repurchase Agreement is hereby amended in its entirety to read as set forth in Schedule 15.3 hereto.

Section 3. Conditions Precedent and Effectiveness. This Amendment shall be effective as of the date first above written (except for Section 2.4 above, which shall be effective as of March 8, 2010), upon the occurrence of the following events:

3.1. delivery to the Buyer of this Amendment duly executed by the Seller in a quantity sufficient that the Buyer and the Seller may each have a fully executed original of each such document;

3.2. delivery to the Buyer of a resolution of the Seller’s board of directors, certified as of the date of this Amendment by its corporate secretary, authorizing the execution, delivery, and performance of this Amendment and all other agreements, instruments, certificates, and other documents required in connection herewith (collectively, the “Amendment Documents”), which certificate shall also certify as to the incumbency of the officers executing the Amendment Documents on behalf of the Seller;

3.3. delivery to the Buyer of evidence satisfactory to the Buyer that the Seller has entered into an agreement with Citibank, N.A., or another financial institution acceptable to the Buyer in its sole discretion, providing mortgage warehouse financing in a committed amount of no less than Forty Million Dollars ($40,000,000) and with a maturity date of no earlier than March 23, 2011;

3.4. delivery to the Buyer of such other documents as it may reasonably request; and

Section 4. Costs and Expenses. The Seller hereby reaffirms its agreement under the Repurchase Agreement to pay or reimburse the Buyer on demand for all costs and expenses incurred by the Buyer in connection with the Repurchase Agreement and the Transactions, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Seller specifically agrees to pay all fees and disbursements of counsel to the Buyer for the services performed by such counsel in connection with the preparation of the Amendment Documents.

Section 5. Miscellaneous.

5.1. Ratifications. The terms and provisions of this Amendment shall modify and supersede all inconsistent terms and provisions of the Repurchase Agreement and the other Repurchase Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.

5.2. Seller Representations and Warranties. The Seller hereby represents and warrants that (a) the representations and warranties made by the Seller in Article 15 of the Repurchase Agreement and in the other Repurchase Documents are true and correct in all material respects with the same force and effect on and as of the date hereof as though made as of the date hereof, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

5.3. Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

5.4. Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, is hereby amended so that any reference in such Repurchase Document to the Repurchase Agreement refers to the Repurchase Agreement as amended and modified hereby.

5.5. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

5.6. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Buyer, the Seller, and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Buyer.

5.7. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

5.8. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

5.9. ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO OR THERETO.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the date first written above.

SELLER AND SERVICER:

SIRVA MORTGAGE, INC., as Seller and Servicer

By:	/s/ Paul E. Klemme
Name:	Paul E. Klemme
Title:	President
Date:	7/16/10

BUYER:

U.S. BANK NATIONAL ASSOCIATION, as Buyer

By:	/s/ Edwin D. Jenkins
Name:	Edwin D. Jenkins
Title:	Senior Vice President
Date:	July 16, 2010

[Signature Page to First Amendment to Master Repurchase Agreement]